                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              PILLOWTEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              PILLOWTEX CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                             PILLOWTEX CORPORATION
                                 4111 MINT WAY
                              DALLAS, TEXAS  75237

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1998

                               ------------------


To The Shareholders of
PILLOWTEX CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of Pillowtex Corporation, a Texas corporation (the "Company"), will be held on Monday, May 4, 1998, beginning at 9:00 a.m., Dallas time, at the Hotel Crescent Court, 2200 Cedar Springs, Dallas, Texas 75201, for the following purposes:

     1. To elect four directors to hold office until the 2001 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

     2. To consider and vote upon a proposal to amend the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 1,500,000 shares to 2,000,000 shares; and

     3. To transact any other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. The list of shareholders entitled to vote at the meeting will be available for inspection by any shareholder for any purpose relating to the meeting during regular business hours at the Company's corporate offices at 4111 Mint Way, Dallas, Texas 75237, for ten days prior to the meeting.

     All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy by voting in person at the meeting.


                                   By Order of the Board of Directors
                                        Charles M. Hansen, Jr.
                                        CHAIRMAN OF THE BOARD

Dallas, Texas
April 3, 1998

                            PILLOWTEX CORPORATION
                                4111 MINT WAY
                             DALLAS, TEXAS 75237

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 4, 1998

     This proxy statement is furnished to shareholders of Pillowtex Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 4, 1998. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice to the Secretary of the Company or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting. A proxy may also be revoked by voting in person at the meeting. Attendance at the meeting will not, in itself, constitute the revocation of a proxy. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to shareholders is April 3, 1998.

                           OUTSTANDING CAPITAL STOCK

     Only holders of record of the Company's Common Stock, $.01 par value per share ("Common Stock"), at the close of business on March 20, 1998, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 14,016,422 shares of Common Stock outstanding. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date.

                       ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for the election of each of the four nominees named herein for election to the Board of Directors to hold office until the 2001 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified, (ii) for the proposal to amend the Company's 1993 Stock Option Plan (the "Stock Option Plan') to increase the number of shares of Common Stock available for issuance thereunder from 1,500,000 shares to 2,000,000 shares, and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment thereof.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors are unaware of any other matter of business to be brought before the meeting.

                        VOTING PROCEDURES AND TABULATION

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum at the meeting. Abstentions (I.E., properly executed proxies marked "ABSTAIN") and broker non-votes (I.E., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present. If a quorum is not present, the shareholders entitled to vote, present in person or represented by proxy, at the meeting have power to adjourn the meeting, without notice (other than announcement at the meeting), until a quorum is present. It is the intention of the proxy holders to vote the shares represented by the proxies held by them for such adjournment, if any. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

     Assuming the presence of a quorum, (i) a plurality of the votes cast by the holders of shares of Common Stock entitled to vote at the meeting is required for the election of directors and (ii) the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, is required to approve the proposal to amend the Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 1,500,000 shares to 2,000,000 shares.

     With respect to the election of directors, votes may be cast for or withheld from each director nominee. Neither votes that are withheld nor broker non-votes will have any effect on the outcome of the election of directors.

     With respect to the proposal to amend the Stock Option Plan to increase the number of shares available for issuance thereunder from 1,500,000 to 2,000,000 shares, shares entitled to vote at the meeting may be voted for or against such proposal, or an indication may be made that the holder of such shares abstains from voting thereon. Abstentions will have the same effect on such proposal as a vote against such proposal. Broker non-votes will have no effect on the outcome of such proposal.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock, as of March 20, 1998, by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, the executive officers whose names appear in the Summary Compensation Table included elsewhere in this proxy statement, each director of the Company, and all executive officers and directors as a group. Except as otherwise indicated, the Company believes that the owners named below have sole voting and investment power with respect to all shares of Common Stock indicated.

                                           NUMBER OF SHARES
NAME                                      BENEFICIALLY OWNED  PERCENT OF CLASS
----                                      ------------------  ----------------
Charles M. Hansen, Jr. (1) . . . . . . .      2,473,104            17.6%
John H. Silverthorne
  Marital Trust B (2). . . . . . . . . .      2,268,893            16.2%
Mary R. Silverthorne (2) . . . . . . . .        534,241             3.8%
Paul G. Gillease (3) . . . . . . . . . .         10,371              *
Ralph W. La Rovere . . . . . . . . . . .          3,300              *
William B. Madden (3). . . . . . . . . .          9,547              *
M. Joseph McHugh (3) . . . . . . . . . .          9,447              *
Jeffrey D. Cordes (3). . . . . . . . . .         46,017              *
Christopher N. Baker (3) . . . . . . . .         18,100              *
Kevin M. Finlay (3). . . . . . . . . . .         11,900              *
Scott E. Shimizu (3) . . . . . . . . . .         16,200              *
Apollo Advisors II, L.P. (4) . . . . . .      2,708,333            19.3%
Palisade Capital Management,
      L.L.C. (5) . . . . . . . . . . . .      1,103,898             7.9%
Schroder Capital Management
     International, Inc.(6). . . . . . .        704,800             5.0%
All executive officers and directors
  as a group (11 persons) (3). . . . . .      5,407,025            38.6%

--------------
*    Less than 1%

(1)  Mr. Hansen's address is 4111 Mint Way, Dallas, Texas 75237.

(2) The address of the John H. Silverthorne Marital Trust B and Mrs. Silverthorne is 4111 Mint Way, Dallas, Texas, 75237. Under the rules and regulations of the Securities and Exchange Commission (the "SEC"), Mrs. Silverthorne may be deemed the beneficial owner of the shares held by the John H. Silverthorne Marital Trust B because she is its independent trustee. In addition, Mrs. Silverthorne, in her capacity as trustee, may be deemed the beneficial owner of 42,857 shares held by the John H. Silverthorne Family Trust A. Mrs. Silverthorne disclaims beneficial ownership of any shares other than the 491,384 shares that she holds of record.

(3) Includes options which are currently exercisable or become exercisable within 60 days after March 20, 1998 to purchase the number of shares of Common Stock indicated for the following persons: Mr. Gillease (4,447); Mr. Madden (4,447); Mr. McHugh (4,447); Mr. Cordes (41,572); Mr. Baker (13,000); Mr. Finlay (10,000); and Mr. Shimizu (14,250).

(4) The address of Apollo Advisors II, L.P., a Delaware limited partnership ("Advisors"), is 2 Manhattanville Road, Purchase, New York 10577. Advisors is the managing general partner of each of Apollo Investment Fund III, L.P., a Delaware limited partnership ("Fund III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership ("Overseas Partners"), and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom (together with Fund III and Overseas Partners, the "Apollo Purchasers"). As reported in a Schedule 13D filed by Advisors and the Apollo Purchasers with the SEC on January 21, 1998 (the "Apollo 13D"), the Apollo Purchasers are the holders of 65,000 shares of the Company's Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"). The shares of Series A Preferred Stock held by the Apollo Purchasers are, as of the date of this proxy statement, convertible into an aggregate of 2,708,333 shares of Common Stock. According to the Apollo 13D, Advisor and each Apollo Purchaser may be deemed to have shared voting and dispositive power with respect to all the shares held by the Apollo Purchasers.

(5) The address of Palisade Capital Management, L.L.C., is One Bridge Plaza, Suite 695, Fort Lee, New Jersey 07024. According to a Schedule 13G and Amendment No. 1 to Schedule 13G filed by Palisade Capital Management, L.L.C. with the SEC on February 5, 1998 and March 10, 1998, respectively, Palisade Capital Management, L.L.C. beneficially owned the number of shares indicated as of February 28, 1998 and had sole voting and dispositive power with respect thereto.

(6) The address of Schroder Capital Management International, Inc. is 787 Seventh Avenue, 34th Floor, New York, New York 10019. According to a
     Schedule 13G filed by Schroder Capital Management International, Inc. with the SEC on February 12, 1998, Schroder Capital Management International, Inc. beneficially owned the number of shares indicated as of December 31, 1997 and had sole voting and dispositive power with respect thereto.


                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten members and is classified into three classes. The term of one class of directors expires each year. The persons whose names are listed below have been nominated for election as directors by the Board of Directors to serve for a term of office to expire at the Annual Meeting of Shareholders in 2001, with each to hold office until his or her successor has been duly elected and qualified.

     Proxy holders will not be able to vote the proxies held by them for more than four persons. To be elected a director, each nominee must receive a plurality of the votes cast at the meeting for the election of directors. Should any nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

     The Board of Directors' nominees for election to the Board of Directors at the 1998 Annual Meeting of Shareholders are as follows:

NOMINEES FOR DIRECTOR

     JEFFREY D. CORDES, AGE 40, has been a director of the Company since May 1995 and was appointed President and Chief Operating Officer in February 1997. Prior to February 1997, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company since May 1994. From 1985 until May 1994, he served as Vice President - Administration and Planning of the Company. Mr. Cordes is a member of the Executive Committee.

     CHRISTOPHER N. BAKER, AGE 37, has been a director of the Company since May 1995 and was appointed President of the Manufacturing Division of the Company in February 1997. Prior to February 1997, he served the Company as President - Pillowtex Division since February 1995 and as Senior Vice President - Sales & Marketing from January 1993 to February 1995. From 1991 through January 1993, Mr. Baker served as Vice President of Operations of The Company Store, Inc., an apparel and home furnishings catalog merchandiser. From 1985 to 1991, Mr. Baker held various accounting and manufacturing positions with the Company, including Executive Vice President - Manufacturing from 1988 to 1991. Mr. Baker is a member of the Executive Committee.

     KEVIN M. FINLAY, AGE 48, became a director of the Company in May 1997. Mr. Finlay joined Fieldcrest Cannon, Inc. in 1971 and served in a variety of positions of increasing responsibility, including Executive Vice President of Sales, beginning in 1989. He was promoted to Corporate Vice President in 1992 and in 1995 he served as President of the Bedding and Blanket Division. He was further promoted to President of Fashion Sales and Marketing of Fieldcrest Cannon, Inc. in 1997 before joining the Company in March 1997 as President of the Sales & Marketing Division.

     MARY R. SILVERTHORNE, AGE 62, has been a director of the Company since December 1992. Mrs. Silverthorne has for many years been actively involved in charitable and civic activities and is a director of the Retina Foundation of the Southwest (Dallas), the Foundation Fighting Blindness, the North Texas Taping for the Blind and the Assistance League of Dallas. She has not been engaged in business activities during the past five years. Ms. Silverthorne is a member of the Compensation Committee.

             THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
              VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.


DIRECTORS SERVING TERMS TO EXPIRE AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS:

     PAUL G. GILLEASE, 65, became a director of the Company in October 1993. From 1989 until retiring in late 1993, Mr. Gillease was Vice President and General Manager of DuPont Textiles, a division of E.I. DuPont de Nemours & Company ("DuPont"). Prior thereto, he served in a variety of marketing and business management positions within DuPont. Mr. Gillease is also a director of Galey & Lord, Inc. and Guilford Mills, Inc. Mr. Gillease is Chairman of the Compensation Committee.

     RALPH W. LA ROVERE, 62, was appointed a director in May 1997. He recently retired from J.C. Penney Company, Inc. after a 36-year career in various managerial positions in New York, Los Angeles and Dallas. He most recently served as Vice President and Director of Merchandising for the Home and Leisure Division of J.C. Penney Company, Inc. Mr. La Rovere is a member of the Compensation Committee and the Audit Committee.

     SCOTT E. SHIMIZU, 44, served as a member of the Board of Directors from May 1994 to May 1995, and was appointed in February 1996 to fill a vacancy thereon. He has been Executive Vice President - Sales & Marketing of the Company since December 1992 and prior thereto served as Executive Vice President since 1988.


DIRECTORS SERVING TERMS TO EXPIRE AT THE 2000 ANNUAL MEETING OF SHAREHOLDERS:

     CHARLES M. HANSEN, JR., 57, has been a director of the Company since September 1970. He has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since 1992. From 1973 through February 1997, he also served as President of the Company. He is also a director of Triangle Pacific Corporation and the Southern Methodist University Cox School of Business. Mr. Hansen is a member of the Executive Committee.

     WILLIAM B. MADDEN, 59, became a director of the Company in February 1993. Mr. Madden has been the President of Madden Securities Corporation, a general securities and investment banking firm located in Dallas, Texas, since 1986. He is also Chairman of the Board of Mercantile Bank and Trust, and is a director of E. W. Blanch Holdings, Inc. Mr. Madden is Chairman of the Audit Committee and a member of the Compensation Committee.

     M. JOSEPH MCHUGH, 60, has been a director since February 1993. Mr. McHugh has served as President and Chief Operating Officer of Triangle Pacific Corp., a manufacturer and distributor of hardwood flooring and kitchen and bathroom cabinets, since November 1994 and is a director of such company. From 1981 until that time, he served as Senior Executive Vice President and Chief Financial Officer of Triangle Pacific Corporation. Mr. McHugh is a member of the Audit Committee.

     Each director of the Company serves until the annual meeting of the Company's shareholders for the year in which the term of such nominee's class expires and until his or her successor is duly elected and qualified.

                INFORMATION CONCERNING THE BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company or any of its subsidiaries receive an annual fee of $35,000. For each committee meeting attended, committee members are paid a fee of $1,000 and committee chairmen are paid a fee of $2,500. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings. Directors who are also employees of the Company receive no additional compensation for their services as directors.

     The Stock Option Plan allows for the grant of nonqualified stock options to nonemployee directors. Under the Stock Option Plan, the exercise price of options granted thereunder may not be less than 100% of the fair market value per share of Common Stock on the date such option is granted. As of March 20, 1998, each of Messrs. Gillease, Madden and McHugh had been granted under the Stock Option Plan options to purchase a total of 9,572 shares of Common Stock at option prices ranging from $12.75 to $33.50 per share. Mr. La Rovere has been granted options to purchase a total of 6,072 shares of Common Stock at option prices ranging from $21.875 to $33.50 per share. Options granted to nonemployee directors vest 25% on each anniversary of the date such option is granted, becoming fully vested on the fourth anniversary of such date, and terminate 10 years from the date of grant. Mrs. Silverthorne does not participate in the Stock Option Plan.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Executive Committee of the Board of Directors is composed of Messrs. Hansen, Cordes and Baker. The Executive Committee is authorized to exercise the powers of the Board of Directors between regular meetings. In fiscal 1997, the Executive Committee acted three times by unanimous consent.

     The Audit Committee of the Board of Directors is composed of Messrs. Madden, McHugh and La Rovere. The Audit Committee is responsible for reviewing the scope of the independent auditors' examinations of the Company's financial statements and receiving and reviewing their reports. The Audit Committee also meets with the independent auditors, receives recommendations or suggestions for changes in accounting procedures and initiates and supervises any special investigations it may choose to undertake. The Audit Committee met four times during fiscal 1997.

     The Compensation Committee of the Board of Directors is composed of Messrs. Gillease, Madden and La Rovere and Mrs. Silverthorne. The Compensation Committee is principally responsible for determining the nature and amount of compensation for executive officers of the Company. In fiscal 1997, the Compensation Committee held three meetings and acted once by unanimous consent.

     During the fiscal year ended January 3, 1998, there were four regular quarterly meetings, one special meeting and one telephonic meeting of the Board of Directors. All directors of the Company attended at least 75% of all meetings of the Board of Directors and each of the committees on which they served.

     The Board of Directors has not appointed a nominating committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely on the Company's review of the copies of such forms it has received during the year, the Company believes that during the fiscal year ended January 3, 1998 all of the Company's directors, officers and holders of more than 10% of its Common Stock complied with all
Section 16(a) filing requirements, except that a timely Form 5 was not filed for M. Joseph McHugh, a director of the Company, for the grants of options in prior years to purchase a total of 7,072 shares of Common Stock. The grants were reported on a Form 5 filed in February 1998.


                              EXECUTIVE OFFICERS

     As of March 20, 1998, the following persons were the executive officers of the Company.

Name                          Age            Position
----                          ---            --------
Charles M. Hansen, Jr.        57             Chairman of the Board and
                                             Chief Executive Officer

Jeffrey D. Cordes             40             President and Chief Operating
                                             Officer

Christopher N. Baker          37             President - Manufacturing Division

Kevin M. Finlay               48             President - Sales & Marketing Division

Scott E. Shimizu              44             Executive Vice President - Sales
                                             & Marketing

Ronald M. Wehtje              36             Vice President - Corporate Controller


Information concerning the business experience of each executive officer other than Mr. Wehtje is provided under the caption "Election of Directors." Mr. Wehtje has served as Vice President - Corporate Controller since March 1996. Previously, and since 1994, he held the position of Division Controller. Mr. Wehtje joined the Company as an Internal Auditor in 1986 and subsequently held positions of increasing responsibility.

                             EXECUTIVE COMPENSATION

     The following report of the Compensation Committee of the Board of Directors and the information herein under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Exchange Act, and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

     UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES HEREIN TO 1997, 1996, 1995 AND 1994 ARE REFERENCES TO THE COMPANY'S FISCAL YEARS ENDED JANUARY 3, 1998, DECEMBER 28, 1996, DECEMBER 30, 1995 AND DECEMBER 31, 1994,
RESPECTIVELY.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer.

     The Compensation Committee, which consists entirely of non-employee directors, administers and oversees all aspects of the Company's executive compensation program and reports its determinations to the Board of Directors. The Compensation Committee has ultimate responsibility for aligning the Company's total compensation program with its business strategy and for assuring that pay delivery programs are effective, responsible and competitive when compared to similarly situated companies. The Compensation Committee retained an executive compensation consultant to assist with the design, implementation and communication of various pay plans and to develop a program that provides a substantial connection between the performance of the Company, increased shareholder value and incentive awards paid to the Company's executives. The Compensation Committee has received and implemented selected recommendations of the consultant.

     Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs that seek to enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's executives with those of its shareholders. The objectives of the Company's executive compensation program are to:

     - Support the achievement of the Company's strategic operating objectives;

     - Provide compensation that will attract and retain superior talent and reward the executives based upon Company and individual performance;

     - Align the executives' financial interests with the success of the Company by encouraging stock ownership; and

     - Provide a strategic balance between short- and long-term incentive compensation such that it encourages a balanced perspective on the part of the executive between short-term profit goals and long-term value creation.

     The Company's executive compensation program consists of seven components: (i) base salary; (ii) the Pillowtex Corporation Management Incentive Plan (the "Management Incentive Plan"); (iii) the Stock Option Plan; (iv) a defined benefit pension plan (the "Pension Plan"); (v) the Pillowtex Corporation Supplemental Executive Retirement Plan (the "SERP");
(vi) the Pillowtex Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan"); (vii) and the Pillowtex Corporation 401(k) Plan, which in combination address the objectives described above.

     BASE SALARY. Base salary, the first element of executive compensation, is intended to be competitive with that paid by comparable companies and is also intended to reflect the Compensation Committee's consideration of an officer's experience, business judgment and role in developing and implementing the overall business strategy for the Company. The Compensation Committee reviews the base salaries of all executive officers and determines adjustments to those salaries based on the performance of each executive officer and the comparison salaries of a group of peer companies.

     MANAGEMENT INCENTIVE PLAN.  At the 1997 Annual Meeting, shareholders of
the Company approved the Management Incentive Plan.   The Management
Incentive Plan is intended to provide a more objective and structured approach to awarding management performance bonuses, thereby providing more effective incentives for extraordinary performance, as well as more clearly correlating management's bonus compensation to tangible financial results. At the same time, the Management Incentive Plan is intended to provide the Company with the flexibility to tailor performance goals and to address each year's specific financial or operational challenges and objectives. Participation in the Management Incentive Plan is limited to those senior executive officers and other key employees of the Company designated by the Compensation Committee. Each of the individuals named in the Summary Compensation Table included elsewhere in this proxy statement is eligible to participate in the Management Incentive Plan.

     On or before April 1 of each year, prescribed levels of participation based on a percentage of each participant's base salary in effect on the first day of the calendar years to which the bonus applies ("Bonus Opportunity Levels") are established by a committee of the Board of Directors composed entirely of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). These levels can range from a minimum of 25% to a maximum of 75% of a participant's base salary. Bonuses are based on management's level of achievement of performance goals approved in advance by the committee of "outside directors" and can range from zero, in the event management fails to achieve the minimum target performance objective prescribed for the year, to a maximum of 200% of the participant's Bonus Opportunity Level; except that no bonus will exceed the lesser of (i) $750,000 or (ii) 200% of the applicable Bonus Opportunity Level with respect to the participant's base salary in effect as of the first day of the calendar year for which the bonus is granted. Performance goals relate to one or more of the following criteria: (i) earnings; (ii) return on equity; (iii) sales; (iv) cost reduction; (v) debt reduction; (vi) gross margin; (vii) cash flow; or (viii) stock price appreciation.

     All bonuses paid under the Management Incentive Plan are designed to be "performance-based" within the meaning of Section 162(m) of the Code and to be exempt from the limitations on deductibility under Section 162(m) of the Code. The members of the Compensation Committee who qualify as "outside directors" within the meaning of Section 162(m) of the Code serve as the committee that establishes and administers performance goals under the Management Incentive Plan and certifies as to their achievement.

     Performance goals set by management and approved by the committee of "outside directors" under the Management Incentive Plan for 1997 were not met. However, because of the extraordinary effort and dedication demonstrated in the successful acquisition of Fieldcrest Cannon, Inc., discretionary bonuses outside the Management Incentive Plan were approved for fiscal 1997 by the Compensation Committee and awarded as set forth in the Summary Compensation Table included elsewhere in this proxy statement.

     STOCK OPTION PLAN. The Company's long-term compensation philosophy provides that long-term incentives should be related to improvement in shareholder value, thereby creating a mutuality of interests between key executives and shareholders. In furtherance of this objective, the Company has in place the Stock Option Plan under which nonqualified and incentive stock options can be awarded. Periodically, options have been awarded to motivate and retain executives and key personnel, to maximize long-term financial results and improve shareholder value and to encourage executives and key personnel to build ownership interests in the Company.

     PENSION PLAN. The Pension Plan provides retirement benefits to executives and other employees of the Company. The Pension Plan furthers the Company's objective of retaining quality executives by relating benefits under the Pension Plan to the executive's length of service to the Company.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The SERP provides additional retirement benefits to certain key employees and also furthers the Company's objectives of retaining quality executives by relating its benefits to the executives' length of service to the Company. The SERP is a performance-based plan in which the amount of benefits received by a participant is affected by the market price of the Common Stock.

     DEFERRED COMPENSATION PLAN. On February 9, 1998, the Board of Directors adopted the Deferred Compensation Plan to permit certain key employees and nonemployee members of the Board of Directors to defer receipt of all or a portion of his or her compensation for any calendar year. The Deferred Compensation Plan is intended to further the Company's objectives of retaining quality executives by permitting the accumulation of deferred compensation accounts on a tax-deferred basis. Each of the individuals named in the Summary Compensation Table included elsewhere in this proxy statement is eligible to participate in the Deferred Compensation Plan.

     401(k) PLAN. The Company's 401(k) Plan also helps the Company to attract and retain highly qualified individuals by allowing participants to defer taxes on portions of their compensation, as well as income from such amounts. Under the 401(k) Plan, the Company, at its discretion, may make contributions on behalf of participating executives. A participant's percentage ownership in amounts contributed by the Company increases over the participant's period of service to the Company, so that a participant becomes fully vested after six years. For the plan year beginning January 1, 1997, executives of the Company, including all executives whose names appear in the Summary Compensation Table, who constitute highly compensated employees, were not eligible to receive Company matching contributions.

CEO COMPENSATION

     Throughout most of fiscal 1997, the annual base salary for Mr. Hansen, the Company's Chairman and Chief Executive Officer, was $750,000 pursuant to an employment agreement, effective January 1, 1993 (prior to the establishment of the Compensation Committee). Effective January 1, 1998, the Compensation Committee increased Mr. Hansen's annual base salary to $900,000 based on the recommendation of the outside consulting firm retained by the Compensation Committee to assist in compensation matters. As a result of this increase, Mr. Hansen's base salary is at the 75th percentile for base salary of chief executive officers of comparable companies.

     In consideration of Mr. Hansen's contribution to and strong leadership in connection with the Company's successful completion of the acquisition of Fieldcrest Cannon, Inc. on December 19, 1997, the Compensation Committee elected to award Mr. Hansen a discretionary bonus for fiscal 1997 of $75,000.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Code limits the deductibility of annual compensation paid to the Company's chief executive officer and the four other most highly compensated executive officers to $1 million, subject to an exception for qualified "performance-based" compensation. It is the policy of the Compensation Committee to attempt to preserve the deductibility of all executive compensation by structuring all compensation that could exceed $1 million as performance-based compensation to the extent practicable and in the best interests of the Company's shareholders. However, the Compensation Committee could in the future determine, taking into consideration the relevant factors then in existence, to approve compensation that does not qualify for a compensation deduction for tax purposes, if the Compensation Committee believes it is in the best interests of the Company's shareholders to do so.

CONCLUSION

     The Compensation Committee believes that these executive compensation policies serve the interests of the shareholders and the Company effectively. The Compensation Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the shareholders' benefit.

                                   The Compensation Committee

                                   Paul G. Gillease
                                   Ralph W. La Rovere
                                   William B. Madden
                                   Mary R. Silverthorne

SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "named executive officers") for the years indicated.


                                                                                                Long Term
                                                                                              Compensation
                                                        Annual Compensation                  --------------
                                           ---------------------------------------------      Securities
                                                                        Other Annual          Underlying             All Other
  Name and Principal Position     Year     Salary($)     Bonus($)     Compensation($)(1)     Options/SARs(#)       Compensation(2)
  ---------------------------     ----     ---------     --------     ------------------     ---------------       ---------------
Charles M. Hansen, Jr.
  Chairman of the Board of        1997      $750,000     $ 75,000         $ 76,632                 -                   $2,250
  Directors and Chief             1996       750,000      206,054          107,389                 -                    2,250
  Executive Officer               1995       750,000         -              71,331                 -                      450

Jeffrey D. Cordes                 1997       384,375       75,000             -                  22,000                   330
  President and Chief             1996       275,000       75,553             -                  10,000                   330
  Operating Officer               1995       265,000       27,500             -                   5,000                    66

 Christopher N. Baker             1997       275,000       75,000             -                  22,000                   330
  President -                     1996       275,000      113,330             -                  10,000                   330
  Manufacturing Division          1995       265,000       27,500             -                   5,000                    66

Kevin M. Finlay                   1997       250,000      150,000           48,776               40,000                   653
  President - Sales &             1996          -            -                -                    -                       -
  Marketing Division              1995          -            -                -                    -                       -

Scott E. Shimizu                  1997       275,000       75,000             -                  22,000                   510
  Executive Vice President -      1996       275,000       75,553             -                  10,000                   510
  Sales & Marketing               1995       245,000       27,500             -                   5,000                   102

     (1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses. The amount of such personal benefits paid to Mr. Hansen included $24,593 and $20,972 for reimbursement of income taxes paid by Mr. Hansen as a result of certain benefits paid in 1997 and 1995, respectively. In 1996, the amount of such personal benefits paid to Mr. Hansen included $28,339 and $24,071 for reimbursement of income taxes incurred by Mr. Hansen due as a result of certain benefits received in 1994 and 1996, respectively. In 1997, the amount of such personal benefits paid to Mr. Finlay included $35,875 for moving expenses and $12,901 for car allowances. Consistent with rules and regulations promulgated by the SEC,
(i) the amount of personal benefits has been omitted from the table for each named executive officer for whom the aggregate amount of such compensation did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for such named executive officers and (ii) detail regarding individual amounts paid to Mr. Hansen and Mr. Finlay that do not exceed 25% of the total personal benefits received by him has been omitted from this footnote.

     (2) For Messrs. Hansen, Cordes, Baker, Finlay and Shimizu, these amounts were paid for the years indicated for group term life insurance.

GRANTS OF STOCK OPTIONS

     The following table sets forth information concerning stock options granted during fiscal 1997 by the Company to the named executive officers. The present values of stock options granted in 1997 are calculated under a Black-Scholes options pricing model, a mathematical formula used to value options. The actual amount, if any, realized upon the exercise of stock options will depend upon the amount by which the market price of the Common Stock (NYSE) on the date of exercise exceeds the exercise price. There is no assurance that the present values of stock options reflected in this table will actually be realized.

                                           OPTION GRANTS IN 1997

                           Number of
                           Securities    % of Total
                           Underlying      Options     Exercise
                            Options      Granted to      Price     Expiration     Present Value
     Name                 Granted(#)(1)   Employees      ($/Sh)       Date      at Date of Grant (2)
     ----                 -------------  ----------    ---------   ----------   --------------------
Charles M. Hansen, Jr.         -              -            -            -                -
Jeffrey D. Cordes            22,000          4.1         15.875      02/27/07         135,960
Christopher N. Baker         22,000          4.1         15.875      02/27/07         135,960
Scott E. Shimizu             22,000          4.1         15.875      02/27/07         135,960
Kevin M. Finlay              40,000          7.5         16.000      03/02/07         249,200


     (1) 25% of the option award vests on each of the first four anniversaries of the date of the grant.

     (2) The Black-Scholes options pricing model used to calculate the values at date of grant considers a number of factors to estimate the option's present value, including the stock's historic volatility calculated using the daily closing market price of the Common Stock, the expected term of the option, interest rates and the stock's expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility - 38.94 %, expected term - 5 years, interest rate - 6.15% and dividend yield - 1.41%.

STOCK OPTION EXERCISES AND FISCAL YEAR END STOCK OPTION VALUE

     Set forth in the table below is information concerning the exercise of stock options during 1997 and the amount held and the value thereof as of January 3, 1998 by each named executive officer.

                    AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                           OPTION VALUES AT JANUARY 3, 1998

                                                          Number of Securities
                                                          Underlying Unexercised        Value of Unexercised
                                                                 Options at             in-the-Money Options
                                                             January 3, 1998(#)         at January 3, 1998($)
                         Shares Acquired     Value       --------------------------   --------------------------
Name                     on Exercise (#)  Realized ($)   Exercisable  Unexercisable   Exercisable  Unexercisable
----                     ---------------  ------------   -----------  --------------  -----------  -------------
Charles M. Hansen, Jr.         -              -               -              -              -              -
Jeffrey D. Cordes              -              -             32,322         33,250        668,083      1,138,813
Christopher N. Baker         28,572        313,565           3,750         33,250         79,525      1,138,813
Kevin M. Finlay                   -           -             40,000           -              -         1,370,000
Scott E. Shimizu             28,572        286,754           5,000         32,000        119,050      1,096,000


PENSION PLAN

     The Company maintains a defined benefit pension plan covering substantially all of its employees, other than employees of the Company's Canadian subsidiary, Torfeaco Industries Limited, and other employees subject to collective bargaining agreements. The Company funds the Pension Plan through annual contributions in an amount between the minimum required and the maximum amount that can be deducted for federal income taxes.

     The following table presents certain information concerning annual benefits provided under the Pension Plan.

                                  PENSION PLAN TABLE

                                           YEARS OF SERVICE (1)
             TOTAL             ---------------------------------------------
     AVERAGE COMPENSATION(2)     15        20        25        30      35
    ------------------------
            $125,000           16,552    22,070    27,587    33,104   38,622
            $150,000           20,302    27,070    33,837    40,604   47,372
            $175,000           21,802    29,070    36,337    43,604   50,872
            $200,000           21,802    29,070    36,337    43,604   50,872
            $225,000           21,802    29,070    36,337    43,604   50,872
            $250,000           21,802    29,070    36,337    43,604   50,872
            $300,000           21,802    29,070    36,337    43,604   50,872


     (1) Estimated credited years of service as of January 3, 1998 for the named executive officers are as follows: Charles M. Hansen, Jr. - 33 years; Scott E. Shimizu - 16 years; Jeffrey D. Cordes - 14 years; Christopher N. Baker
- 11 years; and Kevin M. Finlay - one year.

     (2) An employee's compensation for purposes of determining pension benefits is calculated on substantially the same basis as the employee's cash compensation set forth in the Summary Compensation Table, excluding commissions, overtime, bonuses and other compensation disclosed therein. The final average compensation (equal to the highest consecutive five-year average of the participant's compensation in the ten-year period before retirement or termination) of any participant may not exceed $250,000. In addition, the Internal Revenue Service maximum compensation allowed for benefits for the 1997 plan year is $160,000. Therefore, fiscal 1997 covered compensation for all employees would be limited to $160,000.

     Benefits under the Pension Plan are integrated with Social Security and are computed as straight life annuities. The benefits shown are not offset by any other Company benefits or by Social Security.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     Effective January 1, 1997, the Board of Directors of the Company adopted the Pillowtex Corporation Supplemental Executive Retirement Plan for the purpose of providing, to selected executive employees of the Company, retirement income as a supplement to compensation otherwise payable. The participants are those persons selected by the Compensation Committee of the Board of Directors. Only officers and other key employees who are expected to contribute materially to the success of the Company's business by their ability, ingenuity and industry, are eligible to participate. The SERP was designed as a performance-based plan, and, as described below, the amount of benefits to be received by a participant under the SERP is affected by the market price of the Common Stock.

     Each of the named executive officers and two other corporate officers are covered by the SERP, which, when combined with the Pension Plan and Social Security benefits, is designed to provide a targeted retirement benefit equal to 50% of final average compensation. However, the actual benefit to be received by any participant will be determined solely by the vested balance in such participant's SERP account at the time of retirement or other termination of employment. A participant's targeted benefit will be reduced proportionately if the participant will have fewer than 30 years of service with the Company at age
65. For purposes of calculating a participant's targeted benefit under the SERP, final average compensation is the projected total cash compensation for the five consecutive years of employment ending at age 65. For each participant, there will be credited each year, to a supplemental retirement account, an amount (the "scheduled annual accrual") necessary to accumulate an account balance sufficient to pay the participant's retirement benefit beginning at age 65, assuming each credited accrual earned 12% per year compounded. The Compensation Committee of the Board of Directors has the authority to establish and revise the discount rates and other assumptions used to calculate a participant's scheduled annual accrual (subject to certain limitations following a "change in control"). Each scheduled annual accrual will be expressed as a number of phantom shares (I.E., a hypothetical measurement unit equivalent to one share of Common Stock, subject to certain adjustments) determined by dividing the amount of the scheduled annual accrual by the market value per share of Common Stock on the date of such contribution. Each participant's supplemental retirement account will be deemed to be invested solely in phantom shares, and the balance of a participant's account as of any date will be determined by multiplying (i) the number of phantom shares credited to such participant's account at the time of determination by (ii) the market value per share of Common Stock on such date.

     A participant will be vested in such participant's supplemental retirement account to the same extent that such participant has a vested interest in such participant's employer-provided benefit under the Pension Plan, subject to immediate vesting in the event such participant becomes disabled or in the event of a "change in control." In addition, a participant will be given credit for additional years of service for purposes of vesting under the SERP (but not for purposes of calculating the amount of a participant's supplemental retirement benefit) if required under the terms of a participant's employment agreement with the Company.

     A participant's SERP account will be paid upon the participant's retirement or other termination of employment. SERP accounts will be paid in the form of a single lump sum cash payment unless the participant elects to receive installment payments. Upon the death of a participant who is receiving a supplemental retirement benefit, such participant's SERP account balance will continue to be paid in accordance with the form of payment elected by the participant prior to death. If a participant who is entitled to receive a benefit under the SERP dies before payment begins, the SERP account balance will be paid as a death benefit to the beneficiary designated by the participant or, if none has been designated, to the participant's surviving spouse, or to the participant's estate if there is no surviving spouse. The death benefit will be paid to the beneficiary in a single lump sum payment unless the beneficiary elects otherwise in accordance with the terms of the SERP.

     In the event of a "change in control," (i) the balance of such participant's account as of the date of the "change in control" will be determined (based on the number of phantom shares credited to such participant's account as of such date) and (ii) such participant's account will thereupon be converted into a hypothetical fixed-income investment earning 12% per annum (subject to reduction to 8% per annum upon commencement of installment payments of the balance of a participant's supplemental retirement account) and will no longer be deemed to be invested in phantom shares. In addition, in the event of a "change in control," a participant's scheduled annual accrual will be stated as a dollar amount, and will no longer be expressed as a number of phantom shares.

     The SERP may be amended or discontinued by the Compensation Committee of the Board of Directors or by the full Board at any time. Any such amendment may reduce prospectively the earnings factor to be applied to a participant's supplemental retirement account, or may change the hypothetical investment of account balances from phantom shares to any other hypothetical investment, but no amendment or termination may have the effect of decreasing a participant's account balance as of the date of such action. Moreover, in the event of a "change in control," the SERP may not be amended with respect to any participant in any manner that would adversely affect such participant's existing or future benefit under the SERP without such participant's written consent.

     The estimated annual supplemental benefit for the named executive officers, assuming retirement at age 65, are as follows: Charles M. Hansen, Jr. $217,193; Jeffrey D. Cordes $24,922; Christopher N. Baker $13,157; Kevin M. Finlay $22,200; and Scott E. Shimizu $15,833.

     The SERP is unfunded. All benefits payable to a participant under the SERP will be paid from the general assets of the Company. Each participant will have the status of a general unsecured creditor with respect to the obligation of the Company to make payments under the SERP in the event of the Company's insolvency or bankruptcy.

EXECUTIVE DEFERRED COMPENSATION PLAN

     On February 9, 1998, the Board of Directors adopted the Pillowtex Corporation Executive Deferred Compensation Plan. The Deferred Compensation Plan is administered by the Compensation Committee of the Board of Directors and participation in the Deferred Compensation Plan is limited to those key executives and nonemployee members of the Board of Directors designated by the Compensation Committee. The Deferred Compensation Plan offers participants the ability to defer receipt of all or a portion of his or her compensation for any calendar year by specifying dollar amounts or percentages which may be applied to different sources of compensation. Any cash compensation that would not be deductible because of the $1 million limitation of Section 162(m) of the Code will automatically be deferred under the Deferred Compensation Plan until the first year that payment of such amount would not be subject to the deduction limitation of Section 162(m). Deferred compensation will be treated as if it were set aside in an account and will earn interest in such manner as determined from time to time by the Compensation Committee. Unless otherwise determined by the Compensation Committee, interest will be credited at the prime rate in effect according to the Wall Street Journal plus one percent, adjusted as of the first day of each calendar quarter. Benefits will generally be payable upon retirement, disability, termination of employment (or in the case of a nonemployee member of the Board of Directors, termination of service on the Board of Directors) or death. Each of the named executive officers is eligible to participant in the Deferred Compensation Plan.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Mr. Hansen, effective January 1, 1993 including amendments dated July 26, 1993 and January 20, 1998, pursuant to which the Company agreed to employ Mr. Hansen as its Chairman of the Board and Chief Executive Officer until June 20, 2005. Pursuant to the agreement, Mr. Hansen receives, effective January 1, 1998, a base salary of $900,000 per year, subject to such increases as the Compensation Committee of the Board of Directors may determine. In addition, Mr. Hansen is entitled to bonuses at the discretion of the Compensation Committee, life insurance benefiting his designees in the amount of $3 million and disability payments equal to 60% of his base salary at the time of disability for the longer of five years or the remaining term of his employment agreement. If Mr. Hansen is terminated other than as permitted by the employment agreement, he will be entitled to an immediate payment equal to his compensation for the remainder of the term on a "grossed up" basis to reimburse him for the income taxes on such payment. Mr. Hansen is also entitled to an annual "gross up" payment to reimburse him for income taxes due arising out of certain fringe benefits received from the Company.

     The employment agreement permits the Company to terminate Mr. Hansen without further compensation for, among other things, courses of conduct that demonstrably affect the Company's reputation in a materially adverse manner, provided Mr. Hansen first has the opportunity to terminate the conduct after receiving notice. Mr. Hansen may also terminate his employment with the Company at any time. The employment agreement also contains a provision prohibiting
Mr. Hansen from competing with the Company during the term of the employment and for a period of one year after termination.

     Pursuant to an amendment to the employment agreement, dated July 26, 1993, the $3 million term life insurance coverage provided to Mr. Hansen was changed to an equal amount of split dollar life insurance. Under the terms of a Split Dollar Life Insurance Agreement between the Company and Mr. Hansen, dated July 26, 1993, the Company agreed to maintain the premium payments that would have been payable by the Company had the term life insurance remained in effect, and to loan to Mr. Hansen the balance of the premiums as they become due. Amounts loaned to Mr. Hansen in connection with these premium payments are evidenced by Mr. Hansen's promissory note to the Company, and bear interest quarterly, at a floating annual interest rate equal to the greater of the federal mid-term interest rate as published by the Internal Revenue Service or the lowest rate at which the Company could borrow funds under its bank loan agreements. In a further amendment to Mr. Hansen's employment contract, dated January 20, 1998, the Company agreed to also pay the interest, on a "grossed up" basis, on the amount loaned. As of January 3, 1998, the amount outstanding under the promissory note was $225,400. The promissory note is due August 5, 2003, or such earlier date as may be required pursuant to the terms of the Split Dollar Life Insurance Agreement. Mr. Hansen has executed an assignment of the split dollar life insurance policy in favor of the Company as security for payment of amounts that have been loaned to Mr. Hansen in connection therewith.

     Effective January 1, 1998, the Company entered into new employment agreements with the following four executive officers: Jeffrey D. Cordes; Christopher N. Baker; Kevin M. Finlay; and Scott

E. Shimizu. These employment agreements replaced previously existing agreements with such individuals and provide for an initial base salary of $500,000, $400,000, $400,000 and $375,000, respectively. In addition, the employment agreements provide that each executive is entitled to participate in the Company's incentive bonus plans established for executive officers, as well as the SERP. Mr. Finlay's agreement further provides that through April 11, 1999, he will receive bonuses aggregating at least $150,000 per year.

     Each employment agreement provides for an initial employment term of three years with an automatic extension of one year each anniversary date beginning with the second anniversary date, with the result being that the term will have a remaining duration of two years upon each and every anniversary; except that no such extension shall occur if either party gives the other party written notice of its intent not to extend the agreement at least 15 months prior to the anniversary upon which the extension would otherwise occur. If the Company terminates the executive's employment without "cause," the Company is required to pay the executive certain amounts, including the executive's base salary through the remaining employment term but not more than for a 24-month period, and certain benefits under the incentive bonus plans. If, after a "change in control," the executive's employment is terminated by the executive for "good reason" or is terminated by the Company without "cause," or, in certain circumstances, if, after the occurrence of a "potential change of control," the executive's employment is either voluntarily terminated by the executive other than for "good reason" or terminated by the Company without "cause," such executive shall be entitled to receive certain amounts, including a severance payment determined in accordance with the provisions of the employment agreement. Each employment agreement also includes certain noncompetition, nondisclosure and nonsolicitation provisions.

CERTAIN TRANSACTIONS

     Pursuant to the employment agreement between the Company and Kevin M. Finlay, the Company agreed to make an unsecured loan to Mr. Finlay in the amount of $61,000 to cover certain relocation expenses. The loan bears interest at the Company's incremental cost of funds and will become due and payable in full upon the earlier of Mr. Finlay's termination of employment or four years from the date of his initial employment. Mandatory prepayments equal to 25% of the principal amount along with annual interest payments will be due to the extent of bonuses otherwise payable to Mr. Finlay under the Company's bonus incentive plans. On January 3, 1998, principal and interest on the loan totaled $63,162.34. On March 6, 1998, Mr. Finlay paid the Company $23,282.19 in principal and accrued interest thereby reducing the principal amount of the loan to $41,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists entirely of non-employee directors. The members of the Board of Directors who served on the Compensation Committee during fiscal 1997 were Messrs. Gillease, Madden and La Rovere and
Mrs. Silverthorne.

     Charles M. Hansen, Jr. has served on the board of directors of Triangle Pacific Corp. since 1992 and currently serves on its compensation committee.
M. Joseph McHugh is a director and executive officer of Triangle Pacific Corp. and was elected as a director of the Company in February 1993. Except as described above, no executive officer of the Company serves as a member of the compensation committee or other board committee performing similar functions of any other entity.

     In February 1996, the Company entered into an agreement with Paul G. Gillease, a director of the Company, to provide management consulting services to the Company. The agreement provides for a monthly consulting fee of $9,000 and reimbursement of travel expenses, and is cancelable by the Company or Mr. Gillease upon 90 days' notice.

STOCK PRICE PERFORMANCE GRAPH

     The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on the Common Stock for the period from March 17, 1993, the date of the Company's initial public offering, to December 31, 1997, with the cumulative total return on the Standard and Poor's 500 Stock Index and a peer group over the same period. The comparison assumes that $100 was invested on March 17, 1993 in Common Stock, the Standard & Poor's 500 Index and the peer group, and assumes reinvestment of dividends and distributions.


                        COMPARISON OF CUMULATIVE TOTAL RETURN
                             AMONG PILLOWTEX CORPORATION,
                          STANDARD & POOR'S 500 STOCK INDEX
                                 AND A PEER GROUP(1)


                                      [GRAPH]

PILLOWTEX CORPORATION
1998 Proxy Graph
Plot Points

                       MARCH   DECEMBER   DECEMBER   DECEMBER   DECEMBER   DECEMBER
                        1993     1993       1994       1995       1996       1997
Pillowtex Corporation  100.00   136.13      65.55      78.76     123.30     241.40
S&P 500                100.00   105.47     106.87     147.02     180.78     241.10
Peer Group             100.00   112.31      80.35      83.55      83.04     106.56

(1) The peer group selected by the Company includes Shaw Industries, Inc., Fieldcrest Cannon, Inc., Springs Industries, Inc., Thomaston Mills, Inc., Kellwood Company, Guilford Mills, Inc., Burlington Industries, Inc., WestPoint Stevens Inc., Crown Crafts, Inc., Culp, Inc., Cone Mills Corporation, Delta Woodside Industries, Inc. and Dixie Yarns, Inc.

              APPROVAL OF THE PROPOSAL TO AMEND THE STOCK OPTION PLAN
                          TO INCREASE THE NUMBER OF SHARES
                         AVAILABLE FOR ISSUANCE THEREUNDER

BACKGROUND

     The purpose of the Stock Option Plan, which was originally adopted by the Company and approved by its shareholders in 1993, is to provide key employees and nonemployee directors with a proprietary interest in the Company through the granting of options in order to (i) increase the interest of the key employees and nonemployee directors in the Company's welfare, (ii) furnish an incentive to the key employees and nonemployee directors to continue their services for the Company, and (iii) attract the best available talent for the Company.

DESCRIPTION OF AMENDMENT

     To further the objectives of the Stock Option Plan, approval is being sought by the Company's shareholders to increase the maximum number of shares of Common Stock available for issuance thereunder by 500,000, to an aggregate limit of 2,000,000 shares.

SUMMARY OF THE PILLOWTEX CORPORATION 1993 STOCK OPTION PLAN

     Under the Stock Option Plan, options to purchase shares of Common Stock ("Options") may be granted to key employees and nonemployee directors of the Company and its subsidiaries (approximately 78 persons in the aggregate at the date of this proxy statement). No participant may be granted Options to purchase more than 100,000 shares in any fiscal year of the Company, subject to adjustment in certain circumstances to prevent dilution or enlargement of the participant's rights. Options may not be transferred other than by will or by the laws of descent and distribution.

     As of March 20, 1998, 292,015 shares of Common Stock that were not the subject of outstanding Options remained available for issuance under the Stock Option Plan. Upon the effectiveness of the amendment described herein, the total number of shares of Common Stock available for issuance under the Stock Option Plan will be increased by 500,000.

     Stock Appreciation Rights ("SARs") may be issued under the Stock Option Plan in connection with grants of Options. A SAR entitles the optionee to receive, without payment to the Company, the aggregate fair market value per share of Common Stock with respect to which such SAR is being exercised, less the aggregate exercise price of such shares as provided in the related Option. To date, no SARs have been granted under the Stock Option Plan.

     Option grants may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as set forth therein. However, the exercise price of Options may not be less than 100% of the fair market value per share of Common Stock on the date the Option is granted, and no Option may terminate later than 10 years from the date it is granted.

     Options granted under the Stock Option Plan may be incentive options ("ISOs") or nonqualified stock options, except that no ISO may be granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or its parent or subsidiaries unless the exercise price is at least 110% of the fair market value of the Common Stock at the time of grant and the ISO is not exercisable for more than five years from the date of grant.

     In the event more than $100,000 in value of Options which were intended to be ISOs becomes exercisable for the first time during any calendar year (determined by multiplying the number of shares by the market price of the stock on the date the Option was granted), the Code requires that the excess be treated as nonqualified options. An ISO (or an installment thereof) counts against the annual ISO limitation only in the year it first becomes exercisable. ISOs may not be granted to nonemployee directors.

     Full payment for shares purchased upon exercising an Option may be made in cash or by check or, if so provided in the applicable grant, by tendering shares of Common Stock at the fair market value per share at the time of exercise, or on such other terms as are provided in the applicable grant. The Stock Option Plan does not require that a participant hold shares received upon the exercise of an Option with the exercise price therefor being paid in shares of Common Stock, including shares acquired as a result of prior exercised Options. In the event of a stock dividend, stock split, recapitalization, merger, reorganization or similar event, the committee that administers the Stock Option Plan may equitably adjust the aggregate number and price of shares subject to outstanding Options.

     Unless sooner terminated by action of the Board of Directors, the Stock Option Plan will terminate in February 2003, and no options may thereafter be granted under the plan.

     Except to the extent the Board of Directors by resolution exercises any administrative authority under the Stock Option Plan, the Stock Option Plan will be administered by a committee of the Board of Directors. As to any award under the Stock Option Plan that is intended to qualify as "performance-based" compensation for purposes of Section 162(m) of the Code, such award will be made and administered by a committee of the Board of Directors composed exclusively of "outside directors" within the meaning of Section 162(m). Other grants or awards under the Stock Option Plan may be made and administered by the Board of Directors. The committee which administers the Stock Option Plan has the authority and discretion to interpret the plan and to prescribe rules and regulations for the operation of the plan.

     The foregoing discussion of the material provisions of the Stock Option Plan does not purport to be complete and is qualified in its entirety by reference to the full text thereof (as proposed to be amended), which is attached as Appendix A to this proxy statement and incorporated herein by reference. The Stock Option Plan is subject to further amendment from time to time by the Board of Directors, except that no amendment that would (i) materially increase the benefits accruing to participants under the Stock Option Plan, (ii) materially increase the number of shares of Common Stock that may be issued under the Stock Option Plan, or (iii) materially modify the requirements of eligibility for participation in the Stock Option Plan may be affected without the approval of the shareholders of the Company.

FEDERAL INCOME TAX CONSEQUENCES

     Options granted under the Stock Option Plan may be Options that are intended to qualify as ISOs or nonqualified stock options that are not intended to so qualify. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price of the Option. If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Common Stock previously owned by the optionee, no gain or loss will be recognized to the extent that the shares of Common Stock received are equal in fair market value to the shares of Common Stock surrendered. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is equal to the exercise price plus any amount treated as ordinary income.

     ISOs normally will not result in any taxable income to the optionee at the time of grant. If certain requirements are met, the excess of the net selling price over the adjusted basis of the shares of Common Stock received upon exercise (the "ISO Shares") will be characterized as a capital gain rather than as ordinary income, and will not be taxed at the time of exercise but only upon the sale of such shares. However, the excess of the fair market value of ISO Shares over the amount paid upon the exercise of the related ISO is a tax preference item that is potentially subject to the alternative minimum tax. No deduction is available to the employer of an optionee upon the optionee's exercise of an ISO or upon the sale or exchange of ISO Shares if the holding period requirements for ISO Shares and the statutory employment requirement are satisfied by the holder of the ISO Shares.

     In general, the grant of a SAR will not produce taxable income to the recipient. When a participant exercises a SAR, the participant recognizes ordinary income in an amount equal to any cash received plus the fair market value at the exercise date of any shares of Common Stock received.

     To the extent that a participant in the Stock Option Plan recognizes ordinary income in the circumstances described above, the Company or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (ii) the deduction is allowed pursuant to Section 162(m) of the Code, and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply.

     The foregoing summary of the federal income tax consequences of the Stock Option Plan is not comprehensive and is based on current income tax laws, regulations and rulings.

GRANTS UNDER THE 1993 STOCK OPTION PLAN

     The following table sets forth the number of shares of Common Stock underlying Options granted to certain persons under the Stock Option Plan from the date of the original adoption of the plan through the date of this proxy statement. No determination has been made with respect to any specific Options that may be granted under the Stock Option Plan after the date of this proxy statement. As of March 20, 1998, the per share closing price of the Common Stock as reported by the New York Stock Exchange was $44 3/4.

                                                      NUMBER OF SHARES
NAME AND POSITION                                    UNDERLYING OPTIONS
-----------------                                    ------------------
Charles M. Hansen, Jr.                                      - 0 -
Chairman and Chief Executive Officer

Mary R. Silverthorne                                        - 0 -
Director Nominee

Jeffrey D. Cordes                                          95,572
President and Chief Operating Officer
Director Nominee

Christopher N. Baker                                       89,572
President - Manufacturing Division
Director Nominee

Kevin M. Finlay                                            64,000
President - Sales & Marketing Division
Director Nominee

Scott E. Shimizu                                           87,572
Executive Vice President - Sales & Marketing

Current executive officers as a group                     373,716

Current directors that are not executive
officers as a group                                        34,788

All employees, including all current
officers who are not executive officers, as a group     1,434,743

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the meeting, present in person or by proxy, is required to approve the proposal to amend the Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 1,500,000 shares to 2,000,000 shares.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

                                 INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of KPMG Peat Marwick LLP as the Company's independent auditors for 1998. KPMG Peat Marwick LLP has served as the Company's independent auditors since 1986. A representative of such firm is expected to be present at the Annual Meeting of

Shareholders and will be available to answer questions and will be afforded an opportunity to make a statement if desired.

                                SHAREHOLDER PROPOSALS

     Any proposals from shareholders to be presented for consideration for inclusion in the proxy material in connection with the 1999 Annual Meeting of Shareholders of the Company must be submitted in accordance with the rules of the SEC and received by the Secretary of the Company at the Company's principal executive offices no later than the close of business on December 4, 1998.

                                    OTHER MATTERS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. Costs of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview and telephone by directors, officers and employees of the Company. Arrangements have also been made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. To aid in the solicitation of proxies, the Company has employed the firm of Innisfree M&A Incorporated, which will receive a fee of approximately $7,500 plus out-of-pocket expenses.

     All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationships and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the SEC.

                              AVAILABILITY OF FORM 10-K

     The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Annual Report on Form 10-K for the fiscal year ended January 3, 1998, as filed with the SEC. Such requests should be addressed to Pillowtex Corporation, 4111 Mint Way, Dallas, TX 75237,
Attention: Investor Relations.

     The foregoing notice and proxy statement are sent by order of the Board of Directors.


                                   BRENDA A. SANDERS
                                   Secretary

                                                                     APPENDIX A


                            PILLOWTEX CORPORATION
                            1993 STOCK OPTION PLAN

                                 INTRODUCTION

     Pillowtex Corporation, a Texas corporation (the "Company"), established the Pillowtex Corporation 1993 Stock Option Plan (the "Plan") effective February 17, 1993, and has restated the Plan to incorporate amendments through February 9, 1998, subject to shareholder approval.

     1. PURPOSE. The purpose of the Plan is to provide key employees and non-employee directors with a proprietary interest in the Company through the granting of options which will:

          (a) increase the interest of the key employees and non-employee directors in the Company's welfare;

          (b) furnish an incentive to the key employees and non-employee directors to continue their services for the Company; and

          (c) provide a means through which the Company may attract able persons to enter its employ or serve on its Board of Directors.

     2.   ADMINISTRATION.  The Plan shall be administered by the Committee.

     3. PARTICIPANTS. The Committee shall, from time to time, select the particular key employees or non-employee directors of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan. For purposes of the Plan, "key employees" are those officers and employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company.

     4. STOCK OWNERSHIP LIMITATION. No Incentive Option may be granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the Incentive Option is granted and the Incentive Option is not exercisable more than five years from the date it is granted.

     5. SHARES SUBJECT TO PLAN. The shares of Common Stock of the Company which may be issued under the Plan will not exceed in the aggregate 2,000,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

     6. LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any employee is first eligible to purchase in any calendar year by exercise of Incentive Options granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an Incentive Option (or an installment thereof) shall be counted against the $100,000 annual limitation for an employee only for the calendar year such stock is first purchasable under the terms of the option. No participant under this Plan shall be issued in any calendar year options to acquire in excess of 100,000 shares of Common Stock, as such number may be adjusted to reflect any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company.

     7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to employees and non-employee directors of the Company or its Subsidiaries. The grant of an option to an employee or non-employee director shall not be deemed either to entitle the employee or non-employee director to, or to disqualify the employee or non-employee director from, participation in any other grant of options under the Plan.

     8. GRANT OF OPTIONS/SARs. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that any option that is intended to be an Incentive Option will comply with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company shall execute stock option agreements upon instructions from the Committee. A stock option agreement may provide that the optionholder may request approval from the Committee to exercise an option or a portion thereof by tendering shares of Common Stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

          The Committee may also from time to time authorize grants to any participant of stock appreciation rights ("SARs") in tandem with stock options upon such terms and conditions as it may determine in accordance with this Section 8. A SAR will be a right of the participant to receive from the Company upon exercise an amount which will be determined by the Committee at the date of grant and will be expressed as a percentage (not exceeding 100%) of the spread. For purposes of the Plan, the term "spread" means the excess of the fair market value per share on the date the SAR is exercised over the option price provided for in the related stock option. Each grant of SARs will specify any required period of continuous service by the participant with the Company or any Subsidiary before the SARs or installments thereof will become exercisable, and will provide that no SAR may be exercised except at a time when the spread is positive and the related stock option is also exercisable. Each grant of an SAR will be evidenced by an agreement which will describe the SAR, identify the stock option granted in tandem with such SAR, state that such SAR is subject to all the terms and conditions of the Plan, and contain such other terms and provisions, consistent with the Plan, as the Committee may approve.

     9. OPTION PRICE. The option price of each option granted under the Plan shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted.

     10. OPTION PERIOD. The Option Period for options will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than ten years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or directorship or any other reason.

     11. RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant's death or disability, (i) in the case of death, by the participant's estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant, or (ii) in the case of disability, by participant or his personal representative, provided the option is exercised prior to the date of its expiration or 180 days from the date of the participant's death or disability, whichever first occurs.

     12. PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check or, if the option agreement so permits, by tendering shares of Common Stock at the fair market value per share at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a shareholder until shares are issued to him.

     13. EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

     14. CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

     15. NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant's lifetime, options granted to a participant may be exercised only by the participant.

     16. INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

     17. AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Board without the approval of the shareholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the shareholders of the Company.

     18. EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any officer, employee or non-employee director any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

     19. TERM. Unless sooner terminated by action of the Board, this Plan will terminate on February 16, 2003. The Committee may not grant options under the Plan after that date, but options granted before that date will continue to be effective in accordance with their terms.

     20. DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Committee" means the committee of the Board appointed by the Board to administer the Plan. In addition, to the extent that the Board by resolution exercises powers or duties allocated under the Plan to the Committee, the term "Committee" means the Board. Notwithstanding any provision of the Plan to the contrary, all actions with respect to awards under the Plan that are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be taken by the committee appointed by the Board satisfying the requirements of Section 162(m).

          (c) "Common Stock" means the Common Stock which the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

          (d)  "Company" means Pillowtex Corporation, a Texas corporation.

          (e) "Incentive Option" means an option granted under the Plan which meets the requirements of Section 422 of the Internal Revenue Code of 1986, as amended.

          (f) "Nonqualified Option" means an option granted under the Plan which is not intended to be an Incentive Option.

          (g) "Option Period" means the period during which an option may be exercised.

          (h) "Parent" means any entity with respect to which the Company is a Subsidiary.

          (i) "Plan" means this Stock Option Plan, as amended from time to time.

          (j) "Subsidiary" means any entity (i) which is taxable as a corporation for federal income taxes and (ii) in which the Company owns directly or indirectly through one or more intermediate subsidiaries 50% or more of the total combined voting power of all classes of stock with respect to the election of directors.

                            PILLOWTEX CORPORATION

     This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints Charles M. Hansen, Jr., Jeffrey D. Cordes and John F. Sterling, or either of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Pillowtex Corporation standing in the name of the undersigned on March 20, 1998 at the annual meeting of shareholders to be held on May 4, 1998 at Dallas, Texas, and at any adjournment thereof and especially to vote on the items of business specified on the reverse side, as more fully described in the notice of the meeting dated April 3, 1998, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

                             (CONTINUED ON REVERSE SIDE)

          ------
          COMMON

1.   ELECTION OF DIRECTORS

     FOR each nominee              WITHHOLD
      listed below                 AUTHORITY
     (except as marked             to vote for all nominee
     to the contrary)              listed below

     ------------                  -------------


     For terms to expire at the 2001 Annual Meeting of Shareholders (except as marked to the contrary): Jeffrey D. Cordes, Christopher N. Baker, Kevin
M. Finlay and Mary R. Silverthorne.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

2. Approval of the amendment to the Company's 1993 Stock Option Plan to increase the number of shares of Common Stock available for issuance thereunder from 1,500,000 to 2,000,000 shares.

          FOR            AGAINST          ABSTAIN

          --------       --------         --------


3. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                                   The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

                                   Dated:                                  1998
                                           -------------------------------

                                           -------------------------------

                                           -------------------------------
                                           Signature(s) of Shareholders(s)

                                   This proxy should be signed exactly as your name appears hereon. Joint owners should both sign. If signed as attorney, executor, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or title.

                                   Please complete, date and sign this proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.


                                      ii